Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Spectaire Holdings Inc. on Form S-1 of our report dated March 28, 2024, which includes an explanatory paragraph as to Spectaire Holdings Inc.’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Spectaire Holdings Inc. and subsidiaries as of December 31, 2023 and 2022 and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

Melville, NY

June 7, 2024